Exhibit 99.1

FOR IMMEDIATE RELEASE
NEWS RELEASE

Contacts:	James E. Braun, CFO
Newpark Resources, Inc.
281-362-6800

Ken Dennard, Managing Partner
Dennard Rupp Gray & Easterly, LLC
ksdennard@drg-e.com
713-529-6600

ENVIRONMENTAL SERVICES BUSINESS SALE EXPECTED TO CLOSE IN FIRST QUARTER OF 2008
THE WOODLANDS, TX — December 12, 2007 — Newpark Resources, Inc. (NYSE: NR) today announced that the sale of the U.S. Environmental Services business to Trinity TLM Acquisitions, LLC (“Trinity”) is now expected to be completed during the first quarter of 2008, rather than during the fourth quarter of 2007, as previously communicated.
     Pursuant to the terms of the purchase agreement dated October 10, 2007, Trinity has exercised its right to conduct additional environmental due diligence with respect to the transaction. As a result, the closing of the transaction, which remains subject to the satisfaction of the closing conditions, is now expected to be completed during the first quarter of 2008.
     Newpark Resources, Inc. is a worldwide provider of drilling fluids, temporary worksites and access roads for oilfield and other commercial markets, and environmental waste treatment solutions. For more information, visit our website at www.newpark.com.
     This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections. All statements that address expectations or projections about the future, including statements about Newpark’s strategy for growth, product development, market position, expected expenditures and financial results are forward-looking statements. Some of the forward-looking statements may be identified by words like “expects,” “anticipates,” “plans,” “intends,” “projects,” “indicates,” and similar expressions. These statements are not guarantees of future performance and involve a number of risks, uncertainties and assumptions. Many factors, including those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Newpark, particularly its Annual Report on Form 10-K for the year ended December 31, 2006, as well as others, could cause results to differ materially from those stated. These factors include, but are not limited to, the investigation of the certain accounting matters by the Securities and Exchange Commission; changes in the laws, regulations, policies and economic conditions, including inflation, interest and foreign currency exchange rates, of countries in which Newpark does business; competitive pressures; successful integration of structural changes, including restructuring plans, acquisitions, divestitures and alliances; cost of raw materials, research and development of new products, including regulatory approval and market acceptance; and seasonality of sales of Newpark products. Newpark’s filings with the Securities and Exchange Commission can be obtained at no charge at www.sec.gov, as well as through our website at www.newpark.com.
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